                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash
                            Up to 21,627 Trust Units
                       (representing 50% of Trust Units)
                                       of
                  CAPITAL PARTNERS II, LTD. LIQUIDATING TRUST
        (successor in interest to Renaissance Capital Partners II, Ltd.)
                                       at
                          $1,387.12 NET PER TRUST UNIT
                                       by
                         SULZER MEDICA USA HOLDING CO.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, DECEMBER 26, 2000, UNLESS THE OFFER IS EXTENDED


   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT DATED AS OF NOVEMBER 17, 2000 (THE "AGREEMENT") BETWEEN SULZER MEDICA USA HOLDING CO. ("PURCHASER") AND THOMAS W. PAUKEN, IN HIS CAPACITY AS LIQUIDATING TRUSTEE (THE "LIQUIDATING TRUSTEE") OF CAPITAL PARTNERS II, LTD. LIQUIDATING TRUST (THE "TRUST"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 8,651 TRUST UNITS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                               ----------------

   THE BOARD OF TRUSTEES OF THE TRUST HAS UNANIMOUSLY DETERMINED THAT THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER (AS DEFINED HEREIN), ARE IN THE BEST INTEREST OF THE BENEFICIARIES OF THE TRUST AND APPROPRIATE FOR THE MANAGEMENT, CONSERVATION AND PROTECTION OF THE TRUST ESTATE (AS DEFINED HEREIN), HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND HAS RESOLVED TO RECOMMEND THAT THE BENEFICIARIES OF THE TRUST WHO DESIRE TO OBTAIN LIQUIDITY FOR ALL OR A PORTION OF THEIR INVESTMENT ACCEPT THE OFFER AND TENDER TRUST UNITS PURSUANT TO THE OFFER.

                               ----------------

                                   IMPORTANT

   Any beneficiary of the Trust desiring to tender all or any portion of such beneficiary's Trust Units should complete and sign the accompanying Transfer Agreement (or a manually signed facsimile thereof) in accordance with the instructions to the Transfer Agreement and mail or deliver it together with any other required documents to the Depositary.

   Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase and the Transfer Agreement may also be obtained from the Information Agent.

                               ----------------

November 28, 2000

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
 SUMMARY TERM SHEET...................................................    i
 INTRODUCTION.........................................................    1
   1. Terms of the Offer; Expiration Date............................     2
   2. Acceptance for Payment and Payment for Trust Units.............     3
   3. Procedures for Accepting the Offer and Tendering Trust Units...     4
   4. Withdrawal Rights..............................................     5
   5. Certain U.S. Federal Income Tax Consequences...................     6
   6. Price Range of Trust Units.....................................     7
   7. Certain Information Concerning the Trust and the Company.......     7
   8. Certain Information Concerning Purchaser.......................    10
   9. Financing of the Offer and the Transactions....................    10
  10. Business Relationships and Related Agreements; Background of
      the Offer and Contacts with the Trust and Related Parties; the
      Agreement......................................................    10
  11. Purpose of the Offer; Plans for the Trust After the Offer and
      the Transactions...............................................    16
  12. Distributions..................................................    17
  13. Possible Effects of the Offer on the Market for Trust Units and
      Exchange Act Registration......................................    17
  14. Certain Conditions of the Offer................................    18
  15. Certain Legal Matters and Regulatory Approvals.................    19
  16. Fees and Expenses..............................................    20
  17. Miscellaneous..................................................    20
 SCHEDULES
  Schedule I. Directors and Executive Officers of Purchaser

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Transfer Agreement carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

 . We are Sulzer Medica USA Holding Co., a Delaware corporation. Our principal business is the design, development, manufacture and marketing of a broad range of orthopedic and cardiovascular products, with a focus on implantable medical products and materials technology. We are a wholly owned subsidiary of Sulzer Medica Ltd., which is 74% owned by Sulzer AG. We were formed for the purpose of holding the securities of Sulzer Medica Ltd.'s U.S. operations. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

 .  We are seeking to purchase up to 21,627 Trust Units of Capital Partners II,
   Ltd. Liquidating Trust. The Trust was created solely for the purposes of facilitating the liquidation of Renaissance Capital Partners II, Ltd., a Texas limited partnership, and was established on November 17, 2000 upon an election of the partners of the Partnership and the transfer to Capital Partners II, Ltd. Liquidating Trust of substantially all of the assets of the Partnership. These assets include 7,202,408 shares of the common stock, par value $.01, of Tutogen Medical, Inc., a Florida corporation, warrants and options to purchase an additional 703,500 shares of Tutogen's common stock and all of the cash and other securities of the Partnership. Following the transfer of the Partnership's assets, each holder of Partnership Units is deemed to own the same number of Trust Units as Partnership units held by them on the date of the transfer. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

 . We are offering to pay $1,387.12 per Trust Unit, net to each seller in cash and without interest thereon. See the "Introduction" and Section 1.

 . If more than 21,627 Trust Units are tendered, we will accept and purchase at least 21,627 Trust Units from tendering beneficiaries of the Trust on a pro rata basis, with such adjustments to eliminate fractions as we, in our sole discretion, shall determine.

 . If you tender your Trust Units in the offer, you will not be obligated to pay brokerage fees, commissions or stock transfer taxes with respect to the sale of your Trust Units pursuant to the offer. See the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

 .  We are not obligated to purchase any Trust Units unless at least 8,651 Trust
   Units (representing 20% of the total number of Trust Units) are validly tendered and not withdrawn prior to the expiration of the offer. See Section 1 and Section 14.

 . This and other conditions to our obligations to purchase Trust Units tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

 . We have the funds necessary to purchase the Trust Units in the offer based on our existing capital resources. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

 . Because the form of payment consists solely of cash and all of the funds which will be needed are available, and also because Purchaser's representation on the Trust's Board of Trustees will be limited, we do not think the financial condition of Sulzer Medica USA Holding Co. is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

 . You will have at least until 12:00 midnight, New York City time, on Tuesday, December 26, 2000, to decide whether to tender your Trust Units of Capital Partners II, Ltd. Liquidating Trust. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

 . We expressly reserve the right, in our sole discretion but subject to the terms of the Agreement and applicable law, to extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

 . If we decide to extend the offer, we will inform Citibank, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See
   Section 1.

HOW DO I TENDER MY TRUST UNITS?
 . To tender your Trust Units in the offer, you must complete and sign the accompanying Transfer Agreement (or a manually signed facsimile of the Transfer Agreement) in accordance with the instructions to the Transfer Agreement and mail or deliver it together with any other required documents to the Depositary.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED TRUST UNITS?

 . You may withdraw previously tendered Trust Units any time prior to the expiration of the offer, and, unless we have accepted the Trust Units pursuant to the offer, you may also withdraw any tendered Trust Units at any time after January 26, 2001. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED TRUST UNITS?

 . To withdraw previously tendered Trust Units, you must deliver a written or facsimile notice of withdrawal with the required information to Citibank, N.A. while you still have the right to withdraw. See Section 4.

WHAT DOES CAPITAL PARTNERS II, LTD. LIQUIDATING TRUST'S BOARD OF TRUSTEES THINK OF THE OFFER?

 . The Board of Trustees of Capital Partners II, Ltd. Liquidating Trust has unanimously determined that the Agreement and the transactions contemplated thereby, including the Offer, are in the best interests of the beneficiaries of the Trust and appropriate for the management, conservation and protection of the Trust Estate, has approved, adopted and declared advisable the Agreement and the transactions contemplated thereby, including the Offer, and has resolved to recommend that the beneficiaries of the Trust who desire to obtain liquidity for all or a portion of their investment tender Trust Units pursuant to the offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY TRUST UNITS?

 . As there is currently no trading market for the Trust Units and the trust agreement governing the Trust prohibits transfer of the interests of beneficiaries in the Trust without consent of the Liquidating Trustee, we do not expect this offer or the transactions contemplated by the offer to cause any changes in the ability to transfer or trade the Trust Units.

 . As a result of the transfer of substantially all the assets of the Partnership into the Trust, we have been advised by the Liquidating Trustee that the Trust is a successor in interest to the Partnership and the Trust Units are deemed to be registered pursuant to the Securities and Exchange Act of 1934. If we purchase 21,627 Trust Units in the offer, we expect that there will still be more than 300 remaining beneficiaries in the Trust. Therefore, we understand that the Trust will be subject to the reporting requirements of the Securities and Exchange Act of 1934 and we believe that, until the completion of the liquidation, the Trust will continue to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, reporting on financial and other material information about the Trust.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

 .  You can call Innisfree M&A Incorporated, the Information Agent, at (212)
   750-5833 or (888) 750-5834. See the back cover of this Offer to Purchase.

To the Holders of Trust Units of
Capital Partners II, Ltd. Liquidating Trust:

                                  INTRODUCTION

   Sulzer Medica USA Holding Co., a Delaware corporation ("Purchaser"), hereby offers to purchase 21,627 trust units ("Trust Units") (representing 50% of the Trust Units), of Capital Partners II, Ltd. Liquidating Trust (successor in interest to Renaissance Capital Partners II, Ltd.), a liquidating trust (the "Trust"), created pursuant to the Liquidating Trust Agreement (the "Trust Agreement") dated November 17, 2000 among Thomas W. Pauken, as liquidation trustee of Renaissance Capital Partners II, Ltd., a Texas limited partnership (the "Partnership" or "RCP"), the Liquidating Trustee and Ken Reimer and Robert Farone, as supervising trustees under the Trust Agreement (each a "Supervising Trustee"), for $1,387.12 per Trust Unit, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Transfer Agreement (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Purchaser.

   The Trust was created on November 17, 2000, pursuant to a vote of the limited partners of RCP at a Special Meeting of Limited Partners held on November 17, 2000. The Trust was created solely for the purpose of facilitating the liquidation of the Partnership and, pursuant to the Trust Agreement, substantially all of the Partnership's assets were transferred into the Trust. The Trust assets include 7,202,408 shares of common stock ("Company Common Stock"), par value $.01, of Tutogen Medical, Inc. (the "Company" or "Tutogen"), warrants and options to purchase an additional 703,500 shares of Company Common Stock and all of the cash and other securities of the Partnership (collectively, the "Trust Estate"). Following the transfer of the Partnership assets, each holder of Partnership units is deemed to own an equivalent number of Trust Units. The Liquidating Trustee has advised Purchaser that as of November 17, 2000, 43,254 Trust Units were outstanding.

   Tendering Trust beneficiaries (the "Beneficiaries") will not be obligated to pay brokerage fees, commissions or stock transfer taxes with respect to the purchase of Trust Units by Purchaser pursuant to the Offer. However, any tendering Beneficiary or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Transfer Agreement may be subject to required back-up withholding of U.S. federal income tax at a 31% rate in respect of the gross proceeds payable to such Beneficiary or other payee pursuant to the Offer. See Section 5. Purchaser will pay all charges and expenses of Citibank, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See
Section 16.

   THE BOARD OF TRUSTEES OF THE TRUST (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, ARE IN THE BEST INTEREST OF THE BENEFICIARIES OF THE TRUST AND APPROPRIATE FOR THE MANAGEMENT, CONSERVATION AND PROTECTION OF THE TRUST ESTATE, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, AND HAS RESOLVED TO RECOMMEND THAT BENEFICIARIES OF THE TRUST WHO DESIRE TO OBTAIN LIQUIDITY FOR ALL OR A PORTION OF THEIR INVESTMENT ACCEPT THE OFFER AND TENDER TRUST UNITS PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 8,651 TRUST UNITS (REPRESENTING 20% OF THE TOTAL NUMBER OF TRUST UNITS) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to an Agreement dated as of November 17, 2000 (the "Agreement") between Purchaser and the Liquidating Trustee. The Agreement is more fully described in Section 10. Certain U.S. federal income tax consequences of the sale of Trust Units pursuant to the Offer and the transactions contemplated by the Agreement and the Transfer Agreements (the "Transactions"), as the case may be, are described in Section 5.

   The Agreement provides that, promptly upon the purchase by Purchaser of Trust Units pursuant to the Offer and from time to time thereafter, for so long as Purchaser owns at least 35% of the then outstanding Trust Units, Purchaser shall be entitled to designate supervising trustees constituting one-third of the Board of Trustees, rounded up to the next whole number. In the Agreement, the Board, including the Liquidating Trustee, has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as supervising trustees of the Trust, including increasing the size of the Board or securing the resignations of incumbent supervising trustees, or both.

   THIS OFFER TO PURCHASE AND THE RELATED TRANSFER AGREEMENT AND INSTRUCTIONS THERETO CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for up to 21,627 Trust Units validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, December 26, 2000, unless and until Purchaser (subject to the terms and conditions of the Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

   The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and subject to the terms and conditions of the Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Agreement, Purchaser also expressly reserves the right to increase the price per Trust Unit payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior consent of the Liquidating Trustee, decrease the price per Trust Unit payable in the Offer, reduce the number of Trust Units to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 14.

   The Agreement provides that Purchaser may, without the consent of the Liquidating Trustee, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Trust Units, shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer.

   Purchaser shall pay for up to 21,627 Trust Units validly tendered and not withdrawn promptly following the acceptance of Trust Units for payment pursuant to the Offer. If more than 21,627 Trust Units are so tendered, the Purchaser shall accept and purchase at least 21,627 Trust Units from the tendering Beneficiaries on a pro rata basis, with such adjustments to eliminate fractions as the Purchaser, in its sole discretion, shall determine. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Trust Units in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Transfer Agreements deposited by or on behalf of Beneficiaries promptly after the termination or withdrawal of the Offer).

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Beneficiaries in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. Subject to the terms of the Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Trust Units being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Trust Units being sought or such increase or decrease in the consideration being offered will be applicable to all Beneficiaries whose Trust Units are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Trust Units being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Trust Units, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

   For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Trust has provided Purchaser with the Trust's Beneficiary list and Trust Unit position listings, including the most recent list of names, addresses and Trust Unit positions for the purpose of disseminating the Offer to Beneficiaries of the Trust. This Offer to Purchase and the related Transfer Agreement will be mailed by Purchaser to record Beneficiaries whose names appear on the Trust's Beneficiary list.

2. Acceptance for Payment and Payment for Trust Units.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment up to 21,627 Trust Units validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. If more than 21,627 Trust Units are so tendered, the Purchaser shall accept and purchase at least 21,627 Trust Units from such Beneficiaries on a pro rata basis, with such adjustments to eliminate fractions as the Purchaser, in its sole discretion, shall determine. Purchaser shall pay for such Trust Units promptly following the acceptance of Trust Units for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Agreement, Purchaser expressly reserves the right to delay payment for Trust Units in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

   In all cases, payment for Trust Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Transfer Agreements (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required under the Transfer Agreement.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) up to 21,627 Trust Units validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Trust Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Trust Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Beneficiaries for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Beneficiaries whose Trust Units have been accepted for payment. Under no circumstances will interest on the purchase price for Trust Units be paid, regardless of any delay in making such payment. The Depositary will also notify each tendering Beneficiary of the total number of Trust Units accepted for payment by the Purchaser and the total number of untransferred Trust Units which continue to be held by the Beneficiary.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Trust Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Beneficiaries to receive payment for Trust Units validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Trust Units.

   In order for a Beneficiary validly to tender Trust Units pursuant to the Offer, the Transfer Agreement (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Transfer Agreement, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase.

   THE METHOD OF DELIVERY OF TRANSFER AGREEMENTS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING BENEFICIARY, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. Signatures on all Transfer Agreements must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Trust Units are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Transfer Agreement.

   In all cases, payment for Trust Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Transfer Agreements properly completed and duly executed, together with any required signature guarantees and any other documents required by the Transfer Agreement.

   Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Trust Units will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Agreement or any defect or irregularity in the tender of any Trust Units of any particular Beneficiary, whether or not similar defects or irregularities are waived in the case of other Beneficiaries. No tender of Trust Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser or any of its respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Transfer Agreement and the Instructions thereto) will be final and binding.

   A tendering Beneficiary will have represented and warranted, pursuant to its Transfer Agreement, that such Beneficiary (i) has the full power and authority to tender, sell, assign and transfer the tendered Trust Units and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   Because the Trust is a successor entity to the Partnership, and the Trust Units may be deemed to be distributions to the holders of Partnership units, a lien, restriction, charge or encumbrance existing on November 17, 2000 on a Partnership unit may also attach to the related Trust Unit. Any tendering Beneficiary who holds any Partnership units that are subject to any lien, restriction, charge or encumbrance should seek legal advice regarding its ability to make the above representations.

   A tendering Beneficiary will also agree, pursuant to its Transfer Agreement that it will indemnify and hold harmless each of the Purchaser and the Depositary against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, or any claim asserted) arising, in whole or in part, from any inaccuracy in the representations of the tendering Beneficiary in such Beneficiary's Transfer Agreement.

   The acceptance for payment by Purchaser of Trust Units pursuant to the procedures described above will constitute a binding agreement between the tendering Beneficiary and Purchaser upon the terms and subject to the conditions of the Offer.

   Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent such backup withholding with respect to payment to certain Beneficiaries of the purchase price of Trust Units pursuant to the Offer, each such Beneficiary must provide the Depositary with such Beneficiary's correct taxpayer identification number and certify that such Beneficiary is not subject to backup withholding by completing the Substitute Form W-9 in the Transfer Agreement. See Instruction 9 of the Transfer Agreement.

4. Withdrawal Rights.

   Tender of Trust Units made pursuant to the Offer are irrevocable except that such Trust Units may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 26, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Trust Units or is unable to accept Trust Units for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Trust Units, and such Trust Units may not be withdrawn except to the extent that tendering Beneficiaries are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Trust Units to be withdrawn, the number of Trust Units to be withdrawn and the name of the registered holder of such Trust Units. If Transfer Agreements evidencing Trust Units to be withdrawn have been delivered or otherwise identified to the

Depositary, then, prior to the transfer of such Trust Units to the withdrawing Beneficiary, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Trust Units have been tendered for the account of an Eligible Institution.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser or any of its respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Trust Units may not be rescinded. Any Trust Units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Trust Units may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain U.S. Federal Income Tax Consequences.

   The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Transactions to Beneficiaries whose Trust Units are purchased pursuant to the Offer. The discussion applies only to Beneficiaries that are citizens or residents of the United States, and that acquired their Trust Units from the Partnership in connection with the initial formation of the Trust. The discussion does not purport to address all of the U.S. federal income tax consequences that may be relevant to the particular circumstances of Beneficiaries, and it may not apply to Beneficiaries subject to special rules under U.S. federal income tax law.

   The discussion set forth below is included for general information purposes only and is based upon present U.S. federal income tax law. Because individual circumstances may differ, each Beneficiary should consult such Beneficiary's own tax advisor in order to determine the applicability of the rules discussed below to such Beneficiary and the particular tax effects of the Offer and the Transactions, including the application and effect of state, local and other tax laws.

   The Trust is intended to be classified as a grantor trust under current U.S. federal income tax law. As such, for U.S. federal income tax purposes, each of the Beneficiaries would be treated as directly owning a proportionate interest in the assets comprising the Trust Estate (primarily shares of Company Common Stock and warrants to purchase additional shares of such stock). The Trust has not obtained, and may not apply for, a ruling from the U.S. Internal Revenue Service (the "IRS") regarding its status as a grantor trust, and no assurance can be given that the IRS would not be able to successfully assert an alternative characterization of the Trust.

   Assuming that the Trust is a grantor trust for U.S. federal income tax purposes, the sale of Trust Units by a Beneficiary pursuant to this Offer would be treated as a taxable sale of such Beneficiary's proportionate interest in the assets comprising the Trust Estate. As a result of such sale, a Beneficiary generally would recognize gain or loss in an amount equal to the difference between the cash paid for the tendered Trust Units and the Beneficiary's adjusted tax basis therein. Such gain or loss generally would be capital gain or loss, except to the extent attributable to certain assets within the Trust Estate that previously were held by the Partnership as other than capital assets.

   Certain Beneficiaries (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of capital gains derived from the sale or other assets that have been held from more than 12 months. For this purpose, assets within the Trust Estate generally would have a holding period that includes the period during which such assets were owned by the Partnership. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law.

   Beneficiaries are urged to consult their own tax advisors regarding the classification of the Trust and the consequences of tendering Trust Units for sale pursuant to this Offer under U.S. federal income tax law, as well as under the tax laws of any state, local and other relevant jurisdiction.

   Payments in connection with the Offer may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a tendering Beneficiary
(i) fails to furnish such tendering Beneficiary's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such tendering Beneficiary is not subject to backup withholding. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct TINs or other information, and for failure to include reportable payments in income. Beneficiaries should consult with their own tax advisors as to eligibility for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Trust Units.

   The Trust Units are not listed or traded on any exchange. The Liquidating Trustee has advised Purchaser that as of November 17, 2000, 43,254 Trust Units were issued and outstanding.

7. Certain Information Concerning the Trust and the Company.

   Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Trust and the Company contained in this Offer to Purchase, including financial information, has been furnished by the Liquidating Trustee or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning the Trust and the Company furnished by the Liquidating Trustee or contained in such documents and records or for any failure by the Liquidating Trustee to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

   General. The Trust is a liquidating trust with its principal executive offices located at 5646 Milton Street, Suite 900, Dallas, Texas 75206, telephone number: (214) 378-9340. The Trust is a liquidating trust created on November 17, 2000, pursuant to a vote of the limited partners of RCP at a Special Meeting of Limited Partners held on November 17, 2000. The trust was created solely for purposes of facilitating the liquidation of the Partnership and, pursuant to the Trust Agreement, substantially all of the assets of the Partnership were transferred into the Trust. The Trust's principal assets are 7,202,408 shares of Company Common Stock (which is a majority of the outstanding Company Common Stock) and warrants and options to purchase an additional 703,500 shares of Company Common Stock. The Liquidating Trustee has advised Purchaser that as of November 17, 2000, 43,254 Trust Units were outstanding, and there is currently no trading market for the Trust Units. Purchaser has been advised that the Partnership has not made any distributions since 1998 when $1.0 million was distributed to the limited partners, and in light of the liquidation of the Partnership, it is unlikely that there will be any distributions to the Beneficiaries until the assets of the Trust have been liquidated.

   As the Trust is a newly constituted entity, no meaningful financial information regarding the Trust is available at this time. However, given that the principal assets of the Trust are the Company Common Stock and warrants and options to purchase Company Common Stock, we have provided financial information regarding the Company. Tutogen is located at 925 Allwood Road, Clifton, New Jersey 07012, telephone number: (973) 365-2799. As of June 30, 2000 there were outstanding 13,337,134 shares of Company Common Stock.

   Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 ("Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 ("Form 10-Q"). Such Form 10-K and Form 10-Q are each incorporated herein by reference. More comprehensive financial information is included in the Form 10-K, the

Form 10-Q and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

   The financial information as of and for the nine-month period ended June 30, 2000 has not been audited and, in the opinion of management of the Company, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year.

                            Tutogen and subsidiaries

                  Selected Consolidated Financial Information
                     (in thousands, except per share data)

                          Consolidated Balance Sheets

                                                        As of
                                       ---------------------------------------
                                       September 30, September 30,  June 30,
                                           1999          1998         2000
                                       ------------- ------------- -----------
                                                                   (unaudited)
ASSETS
Current Assets
  Cash and cash equivalents...........    $   376       $   357      $ 3,928
  Accounts receivable.................      2,020         1,685        2,137
  Inventories.........................      5,354         4,435        5,536
  Other current assets................        533           173          721
                                          -------       -------      -------
                                            8,283         6,650       12,322

Property, plant and equipment, net....      2,655         2,995        3,021
Intangible and other assets, net......        182           596           49
                                          -------       -------      -------
TOTAL ASSETS..........................    $11,120       $10,241      $15,392
                                          =======       =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable....................    $   874       $ 1,010      $   835
  Other liabilities...................        --            189          635
  Other accrued expenses..............        897           953          992
  Revolving credit arrangements.......      1,149           895          --
  Current portion of long-term debt...        136           162           20
                                          -------       -------      -------
                                            3,056         3,209        2,482
Other Liabilities
  Long-term debt......................      1,404         3,644        1,114
  Other long-term obligations.........         46            17           41
Shareholders' Equity..................      6,614         3,371       11,755
                                          -------       -------      -------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY...............................    $11,120       $10,241      $15,392
                                          =======       =======      =======

                     Consolidated Statements of Operations

                                   Years Ended           Nine Months Ended
                                  September 30,               June 30,
                              -----------------------  -----------------------
                                 1999        1998         2000         1999
                              ----------  -----------  -----------  ----------
Revenue.....................  $   11,464  $     8,912  $    12,165  $    7,822
Cost of Revenue.............       6,009        4,545        6,421       4,506
                              ----------  -----------  -----------  ----------
  Gross margin..............       5,455        4,367        5,744       3,316
Operating Expenses:
  General and
   administrative...........       2,210        2,017        1,745       1,564
  Distribution and
   marketing................       2,114        1,456        1,964       1,489
  Research and development..         418          292          191         279
  Depreciation and
   amortization.............         473          644          172         361
                              ----------  -----------  -----------  ----------
Total operating expenses....       5,215        4,409        4,072       3,693
                              ----------  -----------  -----------  ----------
OPERATING INCOME (LOSS).....         240          (42)       1,672        (377)
Other Income (expense)......        (455)        (526)         --          --
  Distribution fee income...         --           --        (1,000)        --
  Loss on Conversion of
   Debt.....................         187          --           --          187
  Other (income) expense....         --           --          (126)       (133)
  Interest Expense..........         241          362          162         183
                              ----------  -----------  -----------  ----------
Income Before Income Taxes..         267          122        2,636        (614)
Income Tax..................        (147)         --           111         --
                              ----------  -----------  -----------  ----------
NET INCOME (LOSS)...........         414          122        2,525        (614)
Other Comprehensive Income:
  Foreign currency
   translation adjustments..        (338)         219          --          --
                              ----------  -----------  -----------  ----------
Comprehensive Income........  $       76  $       341  $       --   $      --
                              ==========  ===========  ===========  ==========
Average Shares Outstanding
 for Basic Earnings Per
 Share......................   9,418,384    5,017,178   11,349,134   8,925,453
                              ==========  ===========  ===========  ==========
Basic Earnings Per Share....  $     0.04  $      0.02  $      0.22  $    (0.07)
                              ==========  ===========  ===========  ==========
Average Shares Outstanding
 for Diluted Earnings Per
 Share......................   9,508,607   10,794,554   13,471,418   7,972,909
                              ==========  ===========  ===========  ==========
Diluted Earning Per Share...  $     0.04  $      0.01  $      0.19  $    (0.06)
                              ==========  ===========  ===========  ==========

   Available Information. The Partnership and Company are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and/or other information with the Commission relating to each of their respective business, financial condition and other matters. As a successor in interest to the Partnership, the Trust will also be subject to the reporting requirements of the Exchange Act. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. Certain Information Concerning Purchaser.

   General. Purchaser is a Delaware corporation. Its principal offices are located at 3 Greenway Plaza, Suite 1600, Houston, Texas 77046-0391, telephone number: (713) 561-6300. Purchaser's principal business is the design, development, manufacture and marketing of a broad range of orthopedic and cardiovascular products, with a focus on implantable medical products and materials technology. Purchaser is a wholly owned subsidiary of Sulzer Medica Ltd., which is 74% owned by Sulzer AG. Purchaser was formed for the purpose of holding the securities of Sulzer Medica Ltd.'s U.S. operations.

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Sulzer Medica Ltd. and Sulzer AG and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase, (i) neither of Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Trust Units or Partnership Units and (ii) neither of Purchaser nor, to the best knowledge of, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has affected any transaction in the Trust Units or Partnership Units during the past 60 days.

   Except as provided in the Agreement and as otherwise described in this Offer to Purchase, neither Purchaser nor Parent, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Trust, the Partnership or Tutogen, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1997, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any transaction with the Trust or the Partnership or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1997, there have been no negotiations, transactions or material contacts between any of Purchaser or any of its respective subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Trust, the Partnership, the Company, or their respective affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of any of their securities, an election of any of their directors or Trustees or a sale or other transfer of a material amount of any of their assets of the Trust.

9. Financing of the Offer and the Transactions.

   The total amount of funds required by Purchaser to consummate the Offer and the transactions thereby and to pay related fees and expenses is estimated to be approximately $30.4 million. Purchaser will obtain all of such funds from available cash. Purchaser has no alternative financing arrangements or financing plans.

10. Business Relationships and Related Agreements; Background of the Offer and Contacts with the Trust and Related Parties; the Agreement.

 Business Relationship and Related Agreements.

   Purchaser has a strategic business relationship with Tutogen and its subsidiaries through Purchaser's Spine Care and Dental Care businesses. In March 2000, one of Purchaser's affiliates in the Spine Care business and

Purchaser's parent company entered into four agreements with Tutogen, agreeing to pay $3.0 million in connection therewith. These agreements were (i) a U.S. Service Agreement, pursuant to which Purchaser's affiliate has the exclusive right to provide marketing and support services for Tutogen's distribution of processed allograft and xenograft tissue products for spine fusion applications in the United States; (ii) an International Distribution Agreement, pursuant to which Purchaser's affiliate has the exclusive right to distribute Tutogen's processed allograft and xenograft tissue products for spine fusion applications outside the United States; (iii) a Processed Tissue Development and License Agreement, pursuant to which the parties collaborate on the development of specialized allograft and xenograft tissue products for spine fusion applications and pursuant to which Tutogen licenses to Purchaser related intellectual property; and (iv) an option agreement pursuant to which Tutogen granted Purchaser's affiliates exclusive distribution rights of Tutogen's allograft and xenograft products in certain dental, fracture care and joint care applications. At the same time, Purchaser's affiliates entered into an Umbrella Agreement with affiliates of the Company in order to establish an order of precedence among the above agreements.

   Most recently, in September 2000, another affiliate of Purchaser in the Dental Care business entered into three agreements with Tutogen, agreeing to pay $1.0 million in connection therewith. These agreements were (i) a U.S. Service Agreement, pursuant to which Purchaser's affiliate has the exclusive right to provide marketing and support services for Tutogen's distribution of processed allograft and xenograft tissue products for dental applications in the United States; (ii) a Xenograft Distribution Agreement, pursuant to which Purchaser's affiliate has the exclusive right to distribute Tutogen's xenograft tissue products for dental applications outside of the United States; and (iii) a Processed Tissue Development and License Agreement, pursuant to which the parties collaborate on the development of specialized allograft and xenograft tissue products for dental applications and pursuant to which Tutogen licenses to Purchaser related intellectual property.

   Other than the amounts set forth above, there have been no material payments under any of the above agreements. Because all of the agreements discussed above were negotiated and entered into prior to the acquisition by Purchaser or any of its affiliates of any substantial equity interest in the Company, the terms of these agreements were established on the basis of arms-length negotiations between non-affiliated parties and, as such, are no less favorable to the Purchaser or the Company than either could have obtained in non-affiliated third-party transactions.

 Background of the Offer and Contacts with the Trust and Related Parties.

   In June 2000, Manfred Krueger, Tutogen's chief executive officer called David Wise, general counsel of Purchaser, regarding a possible equity investment in Tutogen. Mr. Krueger described RCP's relationship to Tutogen and stated that he believed that some of the Partnership's limited partners wanted to sell their interests.

   In June 2000, Mr. Wise traveled with Mr. Krueger and Tom Pauken, the liquidation trustee of RCP and chairman of the board of directors of Tutogen to Switzerland, where Mr. Pauken introduced the possibility of Purchaser acquiring an interest in RCP to Sulzer Medica Ltd.

   In June 2000, Andre Buchel, a director and the president of Purchaser, Mr. Wise, Mr. Krueger and Mr. Pauken further discussed a possible acquisition of an interest in the Partnership. During this meeting, Mr. Pauken offered to sell to Purchaser a warrant to purchase 250,000 shares of common stock of Tutogen owned by RCP and expiring on June 30, 2000. Purchaser accepted the offer, purchased and exercised the warrant.

   In July 2000, Mr. Pauken and Mr. Wise discussed a proposal by Mr. Pauken that Purchaser acquire a 50% interest in RCP, with the possibility that the other 50% of the limited partners would hold their interests for a period of two years. Mr. Pauken advised that RCP had a number of limited partners who were interested in liquidating their investments and that RCP had a number of other limited partners who wished to retain a stake in the future of Tutogen during the term of the Partnership. Mr. Pauken expressed an interest for an arrangement that would allow those limited partners who wanted to liquidate their interests to do so and those limited partners who wanted to keep their investment to continue to hold it.

   In August 2000, Purchaser and Mr. Pauken had various discussions regarding a possible purchase by Purchaser of an interest in RCP and the purchase price for such an acquisition. Purchaser conducted some basic due diligence of RCP and Tutogen, however, in September 2000, Purchaser advised Mr. Pauken that the regulation of the Partnership under the Investment Company Act made it difficult to structure a deal. Therefore, in late September 2000, Mr. Wise and Mr. Pauken agreed to terminate discussions. Mr. Pauken advised Mr. Wise that RCP intended to solicit proxies from its limited partners consenting to, among other things, RCP's withdrawal of its election to be regulated under the Investment Company Act of 1940.

   In October 2000, Mr. Pauken advised Mr. Wise that the Commission had approved RCP's proxy statement and that it was being mailed to the limited partners.

   In early November 2000, Mr. Pauken advised Mr. Wise that RCP had received proxies from a majority of the holders of the Partnership units approving RCP's withdrawal of its election to be regulated under the Investment Company Act of 1940 and that RCP expected that it would withdraw its election to be regulated under the Investment Company Act of 1940 and transfer substantially all of its assets to a liquidating trust on November 17, 2000. Mr. Pauken inquired whether Purchaser had an interest in acquiring Trust Units, and Mr. Wise indicated that Purchaser would have such an interest.

   On November 14, 2000, Purchaser provided Mr. Pauken with a draft agreement with respect to a tender offer of Trust Units.

   On November 17, 2000, the Liquidating Trustee advised Purchaser that the vote regarding RCP's withdrawal of its election to be regulated under the Investment Company Act of 1940 and the transfer of the Partnership's assets into the Trust had passed and that the Trust Agreement had been signed.

   On November 17, 2000, the Board unanimously (i) determined that the Agreement and the transactions contemplated thereby, including the Offer, are in the best interest of the Beneficiaries and appropriate for the management, conservation and protection of the Trust Estate, (ii) approved, adopted and declared advisable the Agreement and the transactions contemplated thereby, including the Offer, and (iii) resolved to recommend that the Beneficiaries of the Trust who desire to obtain liquidity for all or a portion of their investment accept the Offer and tender Trust Units pursuant to the Offer.

   On November 17, 2000, the Agreement was executed by the Purchaser and the Liquidating Trustee.

 The Agreement.

   The following is a summary of certain provisions of the Agreement. This summary is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser with the Commission in connection with the Offer. The Agreement may be examined and copies may be obtained at the places set forth in Section
7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Agreement.

   The Offer. The Agreement provides for the commencement of the Offer as promptly as reasonably practicable. The obligation of Purchaser to accept for payment Trust Units tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser has agreed that no change in the Offer may be made which decreases the price per Trust Units payable in the Offer, which reduces the maximum number of Trust Units to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof without the prior consent of the Liquidating Trustee.

   Conduct of the Trust Pending the Offer. Under the Agreement, the Liquidating Trustee has agreed that until the consummation of the Offer, unless Purchaser has otherwise agreed in writing, not to (i) permit any transfers or assignment of Trust Units or any other interests of Beneficiaries ("Interests"), (ii) amend or otherwise change the Trust Agreement, (iii) sell, assign, pledge, dispose of, distribute, transfer or encumber, or authorize the sale, assignment, pledge, disposition, distribution, transfer or encumbrance of, any portion of the Trust Estate, (iv) declare, set aside, make or pay any distribution, payable in cash, stock, property or otherwise, with respect to any of the Trust Units or any Interests; (v) make any Tax election or settle or compromise any Tax liability; (vi) commence or settle any Action; or (vii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   Right of First Refusal. The Liquidating Trustee has also agreed that until the termination of the Trust in accordance with the terms of the Trust Agreement, if the Liquidating Trustee receives a bona fide offer to purchase any of the Trust's shares of Company Common Stock, any other equity securities of the Company or any warrants, options or other securities exercisable for, or exchangeable or convertible into, Company Common Stock or other equity securities of the Company, and if the Liquidating Trustee determines that acceptance of such offer is in the best interests of the Beneficiaries, the Liquidating Trustee shall give the Purchaser prompt written notice of such offer, including all the terms thereof (the "Sale Notice"), and Purchaser shall be entitled, for a period of 30 days after receipt of such Sale Notice, to purchase all of such shares of Company Common Stock or other securities at the same price per security and on the same terms as set forth in the Sale Notice; provided, however, that if the Purchaser does not exercise, or waives, such rights, the Liquidating Trustee shall be entitled consummate the transaction as set forth in the Sale Notice, at the same or any higher price per security, so long as such sale is consummated within the 20-day period following the earlier of (i) receipt of Purchasers' written waiver of such rights and (ii) the expiration of the above 30-day period.

   Rights of First Offer. The Purchaser agreed that, until the termination of the Trust in accordance with the terms of the Trust Agreement, if the Purchaser intends to purchase any shares of Company Common Stock, any other equity securities of the Company or any warrants, options or other securities exercisable for, or exchangeable or convertible into, Company Common Stock or other equity securities of the Company from any person other than the Trust, the Purchaser shall give the Liquidating Trustee prompt written notice of such intention, including the terms thereof (the "Purchase Notice"), and the Liquidating Trustee shall be entitled, for a period of 15 days after receipt of such Purchase Notice, to sell to Purchaser the same number of such shares of Company Common Stock or other securities at the same price per security and on the same terms as set forth in the Purchase Notice; provided, however, that if the Liquidating Trustee does not exercise, or waives, such rights, the Purchaser shall be entitled to purchase such shares or other securities, at the same or any lower price per security, so long as such purchase is consummated within the 20-day period following the earlier of (i) receipt of Liquidating Trustee's written waiver of such rights and (ii) the expiration of the 15-day period described above.

   Trust Board Representation. The Agreement provides that, promptly upon the purchase by Purchaser of Trust Units pursuant to the Offer, and from time to time thereafter, for so long as Purchaser owns at least 35% of the then outstanding Trust Units, Purchaser shall be entitled to designate supervising trustees constituting one-third of the Board of Trustees, rounded up to the next whole number, and the other members of the Board of Trustees, including Liquidating Trustee shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as supervising trustees of the Trust, including increasing the size of the Board or securing the resignations of incumbent supervising trustees, or both.

   Limitation on the Liquidating Trustee's Resignation. In addition, until the termination of the Trust in accordance with the terms of the Trust Agreement, unless Purchaser shall otherwise agree in writing, the Liquidating Trustee acting in such capacity on the date of the Agreement shall not resign as liquidating trustee of the Trust and shall not take any action to increase the number of the Board to greater than three or change the constituency of the Board other than as contemplated pursuant to the Agreement.

   Access to Information. Pursuant to the Agreement, until the consummation of the Offer, the Liquidating Trustee shall, and shall cause the Company and the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Trust and the Company, and shall furnish Purchaser with such financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request.

   No Solicitation of Transactions. The Trust has agreed that neither the Liquidating Trustee nor any supervising trustee shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, (i) initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Liquidating Trustee or the Board under the terms of the Trust Agreement and applicable law after having received advice from outside legal counsel and after giving prior written notice to Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Trust and the Company than those contained in the Agreement, participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

   The Trust has also agreed that neither the Liquidating Trustee or the Board shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board of the Agreement, the Offer, or any other Transaction contemplated thereby
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Trust Units pursuant to the Offer, the Liquidating Trustee or the Board determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement and applicable law after having received advice from outside legal counsel, the Board or the Liquidating Trustee may withdraw or modify its approval or recommendation of the Offer, but only to terminate the Agreement in accordance with its terms (and, concurrently with such termination, cause the Liquidating Trustee to enter into an agreement with respect to a Superior Proposal).

   The Liquidating Trustee has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Liquidating Trustee has also agreed to promptly advise Purchaser orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

   Further Action; Reasonable Best Efforts. The Agreement provides that, subject to its terms and conditions, each of the parties thereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Liquidating Trustee, the Trust or the Company as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer; provided that Purchaser will not be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Trust, Purchaser or any of their respective subsidiaries, the Company or the Trust or (ii) limits Purchaser's freedom of action with respect to, or its ability to retain its indirect interest in, the Trust and or any portion thereof or any of Purchaser's or its affiliates' or the Trust's assets or businesses. In case, at any time after the consummation of the Offer, any further action is necessary or desirable to carry out the purposes of the Agreement, the proper officers and directors of each party to the Agreement are required to use their reasonable best efforts to take all such action.

   The Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

   Loan to Trust. Purchaser has agreed, upon written request of the Liquidating Trustee, to make available (or cause to be made available) to the Trust from time to time such funds in an aggregate principal amount equal to the exercise price of the Trust's options and warrants for shares of Company Common Stock or other equity securities of the Company pursuant to mutually agreed upon loan documentation to be entered into at or prior to the extension of such funds; provided, however, that any such loan (a) will be secured by such options, warrants and shares of Company Common Stock or other equity securities of the Company purchased upon the exercise thereof, (b) will accrue interest at a fixed rate per annum equal to the lesser of (i) the rate of one-year LIBOR (as reported in the Wall Street Journal on the date of the funding of such loan) and (ii) the maximum rate permissible by law on the date of such loan (the laws of the State of Texas shall be deemed to be the laws relating to permissible rates of interest on commercial loans), calculated on the basis of a 365/366-day year for the actual number of days elapsed and compounded annually, and such interest rate shall be adjusted on each anniversary of the date of such loan to be the lesser of such rates provided above; (c) shall be due and payable in full, together with accrued interest thereon, on the second anniversary of the date of the Trust Agreement; and (d) shall be subject to customary closing conditions, including the lender having a perfected security interest and receiving other documents customary for secured financings.

   Transfers of Interests. In exercising its discretion under the Trust Agreement, the Liquidating Trustee has agreed in the Agreement to limit transfers of Interests in the Trust each year as necessary or appropriate to ensure that, if the Trust were treated as a partnership for U.S. federal income tax purposes, it would not constitute a "publicly traded partnership" under
Section 7704 of the Internal Revenue Code of 1986, as amended.

   Representations and Warranties. The Agreement contains various customary representations and warranties of the parties thereto including representations by the Liquidating Trustee concerning the Trust's and/or the Liquidating Trustee's creation, power, interest, authority, compliance with law, taxes, title to assets, the absence of certain changes or events concerning the Trust's or the Company's financial statements, litigation and brokers.

   Termination. The Agreement provides that it may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer, (a) by mutual written consent of each of Purchaser and the Liquidating Trustee duly authorized by the their respective board of director or Board of Trustees, as applicable; or (b) by either Purchaser or the Liquidating Trustee if (i) the consummation of the Offer shall not have occurred on or before March 31, 2001; provided, however, that the right to terminate the Agreement under
(b)(i) shall not be available to any party whose failure to fulfill any obligation under the Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such date or
(ii) any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) (A) which has become final and nonappealable and has the effect of making consummation of the Offer illegal or otherwise preventing or prohibiting consummation of the Offer; (B) which would cause the Trust to no longer be treated as a grantor trust that is disregarded for U.S. federal income tax purposes; or (c) by Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereto, Purchaser shall have (A) terminated the Offer without having accepted any Trust Units for payment thereunder or (B) failed to accept Trust Units for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Agreement, or the material breach by Purchaser of any of its material representations or warranties contained in the Agreement or (ii) prior to the purchase of Trust Units pursuant to the Offer, the Board or the Liquidating Trustee shall have withdrawn or modified in a manner adverse to

Purchaser its approval or recommendation of the Agreement, the Offer or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or (d) by the Liquidating Trustee, upon approval of the Board, if (i) Purchaser shall have
(A) terminated the Offer without having accepted any Trust Units for payment thereunder or (B) failed to accept Trust Units for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of the Liquidating Trustee or the Board to perform, in any material respect, any of its material covenants or agreements contained in the Agreement or the material breach by the Liquidating Trustee or the Board of any of its material representations or warranties contained in the Agreement or (ii) prior to the purchase of Trust Units pursuant to the Offer, the Liquidating Trustee or the Board determines in good faith that it is required to do so by its fiduciary duties under the Trust Agreement or applicable law, after having received advice from outside legal counsel, in order to enter into a definitive agreement with respect to a Superior Proposal, upon five business days' prior written notice to Purchaser, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Purchaser during such five business day period.

   Effect of Termination. In the event of the termination of the Agreement, the Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) that certain provisions described above under "Right of First Refusal," "Right of First Offer," and "Limitation on the Liquidating Trustee's Resignation" shall survive any termination of the Agreement and (ii) nothing in the Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination, provided, however, that the confidentiality provisions of the Agreement shall survive any termination of the Agreement.

   Confidentiality. The Agreement provides that Purchaser shall, and shall cause its respective affiliates and directors, officers, employees and agents to, keep confidential, not disclose in any manner and use only in connection with the Transactions all data and information obtained by them from the Liquidating Trustee and the Company and their respective directors, officers, employees, auditors and agents (other than data or information that is or becomes ascertainable from public or published information or trade sources, except as a result of disclosure by Purchaser in violation of its confidentiality arrangement) ("Confidential Information") and shall insure that such directors, officers, employees and agents do not disclose Confidential Information to third parties without the prior written consent of the Liquidating Trustee or the Company, respectively, unless disclosure of Confidential Information is required by law.

   The Agreement further provides that in the event of the termination of the Agreement, Purchaser shall, and shall use its reasonable best efforts to cause its respective affiliates and their respective officers, directors, employees and agents to, (i) return promptly every document furnished to them by the Liquidating Trustee or the Company, or any officer, director, employee, auditor or agent of the Liquidating Trustee or the Company, in connection with the Transactions and containing Confidential Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof, other than such documents as may have been filed with the Commission or otherwise be publicly available, and (ii) destroy promptly all documents created by them from any Confidential Information and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished to destroy promptly such documents and any copies thereof.

11. Purpose of the Offer; Plans for the Trust After the Offer and the Transactions.

   Purpose of the Offer. The Offer is being made pursuant to the Agreement. The purpose of the Offer and the transactions contemplated thereby is for Purchaser to acquire an indirect equity interest in Tutogen.

   The Board has unanimously determined that the Agreement and the transactions contemplated thereby, including the Offer, are in the best interests of the Beneficiaries and appropriate for the management, conservation and protection of the Trust Estate, has approved, adopted and declared advisable the Agreement and the transactions contemplated thereby, including the Offer, and has resolved to recommend that Beneficiaries who desire to obtain liquidity for all or a portion of their investment accept the Offer and tender their Trust Units pursuant to the Offer.

   The Agreement provides that, promptly upon the purchase by Purchaser of Trust Units pursuant to the Offer, Purchaser will be entitled to designate supervising trustees constituting one-third of the Board to serve on the Board. See Section 10. Because the supervising trustees have only limited authority under the Trust Agreement and any action based by the Board would require a majority vote among the Liquidating Trustee and supervising trustees under the Trust Agreement, Purchaser expects that its representation on the Board would permit it to exert only limited influence over the Trust's activities.

   Plans for the Trust. Except as indicated in this Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger or reorganization of the Trust or any of its subsidiaries, (ii) any material change in the Trust's present indebtedness, capitalization or dividend policy,
(iii) any change in the present Board or management of the Trust, (iv) any other material change in the Trust's corporate structure or business, (v) any Trust Units or other interests in the Trust becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (vi) the suspension of the Trust's obligation to file reports under Section 15(d) of the Exchange Act, (vii) the acquisition by any person of additional Trust Units or other interests in the Trust, or the disposition of Trust Units or other interests in the Trust, or (viii) any changes in the Trust Agreement or other actions that could impede the acquisition of control of the Trust.

12. Distributions.

   The Agreement provides that the Trust shall not, between the date of the Agreement and the consummation of the Offer, unless specifically permitted under the Agreement or with prior written consent of Purchaser, (a) permit any transfers or assignment of Trust Units or any other Interests, (ii) amend or otherwise change the Trust Agreement, (iii) sell, assign, pledge, dispose of, distribute, transfer or encumber, or authorize the sale, assignment, pledge, disposition, distribution, transfer or encumbrance of, any portion of the Trust Estate, (iv) declare, set aside, make or pay any distribution, payable in cash, stock, property or otherwise, with respect to any of the Trust Units or any Interests; (v) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability; (vi) commence or settle any Action; or (vii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   Purchaser has been advised that the Partnership has not made any distributions since 1998 when $1.0 million was distributed to the limited partners and, in light of the liquidation of the Partnership, it is unlikely that there will be any distributions to the Beneficiaries prior to any liquidation of the assets of Trust.

13. Possible Effects of the Offer on the Market for Trust Units and Exchange Act Registration.

   Possible Effects of the Offer on the Market for the Trust Units. As there is currently no trading market for the Trust Units and the Trust Agreement prohibits transfer of the Beneficiaries' interests in the Trust without consent of the Liquidating Trustee, Purchaser does not expect this Offer or the transactions contemplated thereby to cause any changes in the ability to transfer or trade the Trust Units.

   Exchange Act Registration. The Partnership Units are currently registered under Section 12(g) of the Exchange Act. Purchaser has been advised by the Liquidating Trustee that, as a result of the transfer of substantially all of the assets of the Partnership into the Trust, the Trust is a successor in interest to the Partnership and the Trust Units are deemed to be registered pursuant to Rule 12(g)-3(a) under the Exchange Act. Purchaser expects that the Trust Units will continue to be held by greater than 300 holders after the consummation of the Offer. Therefore, Purchaser understands that the Trust will be subject to reporting requirements of the Exchange Act and believes, until the completion of the liquidation, the Trust will continue to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, reporting on financial and other material information about the Partnership.

14. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, but subject to the terms of the Agreement, Purchaser shall not be required to accept for payment any Trust Units tendered pursuant to the Offer, and may extend, terminate or amend the Offer if immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied or at any time on or after the date of Agreement and prior to the Expiration Date, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any Action before any Governmental Authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Trust Units by Purchaser or any affiliate of Purchaser, or the consummation of any other Transaction contemplated, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Liquidating Trustee, Purchaser or any of its subsidiaries of all or any of the business or assets of the Trust, Purchaser or any of their subsidiaries or to compel the Liquidating Trustee, Purchaser or any of their subsidiaries as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Trust, Purchaser or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Purchaser or any affiliate of Purchaser to exercise effectively full rights of ownership of any Trust Units, including, without limitation, the right to receive distributions with respect to or to vote any Trust Units acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Beneficiaries; (iv) seeking to require divestiture by Purchaser or any affiliate of Purchaser of any Trust Units; or (v) which otherwise would prevent or materially delay consummation of the Offer or otherwise prevent or materially delay the Liquidating Trustee from performing its obligations under the Agreement or would have a Material Adverse Effect;

     (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Liquidating Trustee, the Trust or any subsidiary or affiliate thereof or (ii) any Transactions by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) any Material Adverse Effect shall have occurred;

     (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing on November 17, 2000, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of 15% or more of the then outstanding shares of Company Common Stock, on a fully diluted basis, or 15% or more of the Partnership Units in the partnership or the Trust Units or other Interests in the Trust has been acquired by any person, other than Purchaser or any of its affiliates, or
  (ii) (A) the Board or the Liquidating Trustee, shall have withdrawn or modified, in a manner adverse to Purchaser the approval or recommendation of the Offer or the Transfer Agreements, or approved or recommended any Acquisition Proposal or any other acquisition of Partnership Units in the Partnership, Trust Units or other Interests in the Trust or shares of Company Common Stock other than the Offer and the Transfer Agreements or
  (B) the Board or Liquidating Trustee shall have resolved to do any of the foregoing;

     (f) any representation or warranty of the Liquidating Trustee in the Agreement or any Beneficiary in the Transfer Agreements that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Agreement;

     (g) the Liquidating Trustee shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Liquidating Trustee to be performed or complied with by it under the Agreement or the Beneficiaries shall have failed to perform in any material respects, any obligation or to comply, in any material respect, with any agreement or covenant of the Beneficiaries to be performed or complied with by them under the Transfer Agreements;

     (h) the Agreement shall have been terminated in accordance with its terms;

     (i) the Company has failed to file (i) any form, report or document required to be filed by it with the Commission since September 30, 1997, including (1) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1997, 1998, and 1999, (2) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1999, March 31, 2000 and June 30, 2000,
  (3) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 1, 1998 and (4) any other form, report or registration statement (other than Quarterly Reports on Form 10-Q not referred to in clause (2) above) filed by the Company with the Commission since September 31, 1999; or (ii) any such form, report or other document referred to in clauses (1), (2), (3) and (4) above (1) was not prepared in accordance with either the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, or contained, at the time filed, or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

     (j) any of the consolidated financial statements (including, in each case, any notes thereto) contained in any form, report or other document referred to in clauses (1), (2), (3) and (4) of clause (i) above was not prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) or does not fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect); or

     (k) Purchaser and the Liquidating Trustee shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Trust Units thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

   The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.Certain Legal Matters and Regulatory Approvals.

   Based upon its examination of publicly available information with respect to the Trust and the review of certain information furnished by the Trust to Purchaser and discussions between representatives of Purchaser with representatives of the Trust during Purchaser's investigation of the Trust (see
Section 10),

Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of the Trust or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Trust Units by Purchaser pursuant to the Offer or (ii) of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Trust Units by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Trust Units tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Trust Units if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Trust, the Company or Purchaser or that certain assets or parts of the businesses of the Trust, the Company or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. See Section 14 for certain conditions of the Offer.

16.Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Trust Units pursuant to the Offer.

   Purchaser has retained Innisfree M&A Incorporated, as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Trust Units by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee Beneficiaries to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services, plus reimbursement for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Transfer Agreement and other documents and is being made to Beneficiaries. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Trust Units pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Beneficiaries in such state.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE TRUST NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE TRANSFER AGREEMENT AND OTHER DOCUMENTS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          SULZER MEDICA USA HOLDING CO.

Dated: November 28, 2000

                                                                      SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                        EXECUTIVE OFFICERS OF PURCHASER

1. Directors and Executive Officers of Purchaser.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Sulzer Medica USA Holding Co., 3 Greenway Plaza, Suite 1600, Houston, Texas 77046. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                   Present Principal Occupation or Employment;
      Name, Citizenship and       Material Positions Held During the Past Five
    Current Business Address          Years and Business Addresses Thereof
    ------------------------     ----------------------------------------------
 Andre P. Buchel, Swiss citizen  Director and President. Andre P. Buchel has
  Sulzer Medica Ltd.             been President of Sulzer Medica Ltd.,
  CH-8401 Winterthur,            President and Chief Executive Officer of
  Switzerland                    Sulzer Medica USA Inc. and Executive Vice
                                 President of Sulzer Ltd. since 1990 and, since
                                 July 1997, Chief Executive Officer of Sulzer
                                 Medica Ltd. From 1987 to 1990, Mr. Buchel
                                 served as Vice President of Sulzer
                                 International Group Ltd, where he was
                                 responsible for Sulzer Ltd's Asia/Australia
                                 region from 1987 to 1989. He served as
                                 President of Sulzer Inc. from 1980 to 1986.
                                 Mr. Buchel joined Sulzer Bros. Ltd in 1975,
                                 where he served in various positions,
                                 including Head of Sales, Turbo Compressors and
                                 Head of Sales, Gas Turbines for Sulzer Ltd.
 Richard J. May                  Treasurer. Richard May has been Group Vice
                                 President of Sulzer Medica USA Inc. since
                                 October 2000, and was a Vice President from
                                 April 1998 to October 1997. From April 1995
                                 until April 1998, he was the Director of
                                 Taxation for Sulzer Medica USA Inc.
 David S. Wise                   Secretary. David Wise has been Group Vice
                                 President and General Counsel of Sulzer Medica
                                 USA Inc. since November 1998. From May 1997
                                 until November 1998, he served as a Vice
                                 President, and from July 1994 to May 1997, he
                                 was Assistant General Counsel of Sulzer Medica
                                 USA Inc.

2. Directors and Executive Officers of Sulzer Medica Ltd.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Sulzer Medica Management Ltd., Zurcherstrasse 12, CH-8401 Winterthur, Switzerland. Unless otherwise indicated, each such person is a citizen of Switzerland.

                                   Present Principal Occupation or Employment;
      Name, Citizenship and            Material Positions Held During the
    Current Business Address     Past Five Years and Business Addresses Thereof
    ------------------------     ----------------------------------------------
 Peter Spalti                    Director. Chairman of the Board, Winterthur
  Winterthur Insurance Co.       Insurance Co. Peter Spalti served as Chairman
  General Guisan-Strasse 40      and Chief Executive Officer of Winterthur
  CH-8401 Winterthur,            Insurance Company from 1989 to 1997 and since
  Switzerland                    October, 1997, has served as its Chairman. Mr.
                                 Spalti has served on the Board of Directors of
                                 Sulzer Ltd. since 1982 and currently serves as
                                 Vice Chairman of the Board. Mr. Spalti is also
                                 a member of the Board of Directors of the
                                 following companies: Credit Suisse Group,
                                 Zurich (Vice Chairman); Rieter Holding Ltd.,
                                 Winterthur; Swiss National Bank, Berne (member
                                 of the Bank Council).

                                   Present Principal Occupation or Employment;
      Name, Citizenship and            Material Positions Held During the
    Current Business Address     Past Five Years and Business Addresses Thereof
    ------------------------     ----------------------------------------------
 Reto F. Domeniconi              Director. Reto F. Domeniconi was Chief
  Clos des Mesanges              Financial Officer of the Nestle Group CH-1800,
  CH-1807 Blonay, Switzerland    Verey, Switzerland, until his retirement in
                                 1996. He has served on the Board of Directors
                                 of Sulzer Ltd. since 1994. In addition, Mr.
                                 Domeniconi also serves as director of, among
                                 others, Nestle, Bobst, Suez Lyonnaise des
                                 Eaux, Gucci and Xstrata.
 Max Link                        Vice-Chairman of the Board. Max Link presently
  Tobelhofstrasse 30             serves as director of several U.S.
  CH-8044 Zurich, Switzerland    biotechnology ventures, including Alexion
                                 Pharmaceuticals in Chesire, Connecticut (since
                                 1992); Human Genome Sciences in Rockville, MD
                                 (since 1995); Mipharm, SpA in Milan, Italy
                                 (since 1998); and Protein Design Labs in
                                 Fremont, CA (since 1993). He has also been
                                 Chairman of the Board of Cell Therapeutics,
                                 Inc. in Seattle, WA since 1995 and was the
                                 Chief Executive Officer of Corange Ltd. from
                                 1993 to 1994. Prior to these endeavours,
                                 Mr. Link spent his career with Sandoz from
                                 1970 until his retirement in 1993. He served
                                 as Chairman of Sandoz Pharma from 1992 to
                                 1993, Chief Executive Officer of Sandoz Pharma
                                 from 1987 to 1992, Chief Executive Officer of
                                 Sandoz Corp., USA from 1981 to 1986, and Chief
                                 Financial Officer of Sandoz USA from 1978 to
                                 1980.
 Larry L. Mathis, US citizen     Director. Chairman, American College of Health
  3037 Reba Drive                Care Executives. Since 1997, Larry L. Mathis
  Houston, Texas 77019, USA      has been a consultant and author. He was
                                 President and Chief Executive Officer of The
                                 Methodist Health Care System, 6065 Fannin
                                 Street, Houston, TX, an affiliation of over 40
                                 hospitals in the United States and overseas,
                                 from 1983 to 1997. From 1980 to 1982,
                                 Mr. Mathis served as Executive Vice President
                                 and Chief Operating Officer of the Methodist
                                 Hospital System. He is Chairman of the 30,000-
                                 member American College of Healthcare
                                 Executives, Past-Chairman of the American
                                 Hospital Association, the Texas Hospital
                                 Association, the Greater Houston Hospital
                                 Council and the National Task Force on Health
                                 Care Technology Assessment, and a past member
                                 of Medicare's Prospective Payment Assessment
                                 Commission.
 Ueli Roost                      Chairman of the Board. Since February 2000,
  Sulzer Ltd.                    Ueli Roost has been Chairman of the Board and
  CH-8401 Winterthur,            Chief Executive Officer of Sulzer AG. From
  Switzerland                    July 1998 to December 1999, he was employed at
                                 Keramik Laufen and from 1992 to June 1998, he
                                 was employed at Ceramatec.
 Pierre Borgeaud                 Director. Vice-Chairman of the Board, Sulzer
  Sulzer Ltd.                    Ltd. Pierre Borgeaud has been Chairman of the
  CH-8401 Winterthur,            Board of Sulzer Ltd. since 1988. From 1981 to
  Switzerland                    1988, Mr. Borgeaud served as President of
                                 Sulzer's Corporate Executive Management. He
                                 also led the Sulzer Winterthur Engineering
                                 Group and was appointed Executive Vice
                                 President and member of the Corporate
                                 Executive Management in 1975. He served as
                                 Vice President of the Diesel Department
                                 between 1972 and 1975. Mr. Borgeaud began his
                                 career with Sulzer Bros. Ltd in 1959. Mr.
                                 Borgeaud also serves as a director of, among
                                 others, Winterthur Insurance Company, Clariant
                                 International Ltd and Buhler AG.
 Andre P. Buchel                 Chief Executive Officer. Andre P. Buchel has
  Sulzer Medica Ltd.             been President of Sulzer Medica Ltd.,
  CH-8401 Winterthur,            President and Chief Executive Officer of
  Switzerland                    Sulzer Medica USA Inc. and Executive Vice
                                 President of Sulzer Ltd. since 1990 and, since
                                 July 1997, Chief Executive Officer of Sulzer
                                 Medica Ltd. From 1987 to 1990, Mr. Buchel
                                 served as Vice President of Sulzer
                                 International Group Ltd, where he was
                                 responsible for Sulzer Ltd.'s Asia/Australia
                                 region from 1987 to 1989. He served as
                                 President of Sulzer Inc. from 1980 to 1986.

                                   Present Principal Occupation or Employment;
                                        Material Positions Held During the
      Name, Citizenship and           Past Five Years and Business Addresses
     Current Business Address                        Thereof
     ------------------------     ---------------------------------------------
                                  Mr. Buchel joined Sulzer Bros. Ltd in 1975,
                                  where he served in various positions,
                                  including Head of Sales, Turbo Compressors
                                  and Head of Sales, Gas Turbines for Sulzer
                                  Ltd.
 Vanessa Oelz                     Secretariat General. Vanessa Oelz has been
                                  Group Vice President and Secretary General of
                                  Sulzer Medica Management AG since 1997. From
                                  1990 until 1997, Ms. Oelz served as Corporate
                                  Counsel for Sulzer Management AG.
 John H. Rankin                   Head of Human Resources. John H. Rankin has
                                  been Group Vice President of Human Resources
                                  of Sulzer Medica Management Ltd. since 1997.
                                  From 1992 to 1996, Mr. Rankin was Director of
                                  Management Development for Kraft Jacobs
                                  Suchard, Klausstrasse 2, 8012-Zurich,
                                  Switzerland. Mr. Rankin served at Revisuisse
                                  Price Waterhouse in a similar capacity from
                                  1990 to 1992.
 Josef Ruegg                      Head of Finance. Josef Ruegg served as Chief
                                  Financial Officer of Sulzer Medica Management
                                  Ltd. since 1997. From 1989 to 1997 he was the
                                  Group Vice President Finance and Controller
                                  of Sulzer Medica Management Ltd.

3. Directors and Executive Officers of Sulzer AG.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Sulzer AG.
Unless otherwise indicated, the current business address of each person is Sulzer AG, Zurcherstrasse 12, P.O. Box 414, CH-8401 Winterthur, Switzerland.
Unless otherwise indicated, each such person is a citizen of the Switzerland.

                                   Present Principal Occupation or Employment;
      Name, Citizenship and        Material Positions Held During the Past Five
     Current Business Address          Years and Business Addresses Thereof
     ------------------------     ---------------------------------------------
 Peter Spalti                     Director. Chairman of the Board, Winterthur
  Winterthur Insurance Co.        Insurance Co. Peter Spalti served as Chairman
  General Guisan-Strasse 40       and Chief Executive Officer of Winterthur
  CH-8401 Winterthur, Switzerland Insurance Company from 1989 to 1997 and since
                                  October, 1997, has served as Chairman. Mr.
                                  Spalti has served on the Board of Directors
                                  of Sulzer Ltd. since 1982 and currently
                                  serves as Vice Chairman of the Board.
                                  Mr. Spalti is also a member of the Board of
                                  Directors of the following companies: Credit
                                  Suisse Group, Zurich (Vice Chairman); Rieter
                                  Holding Ltd., Winterthur; Swiss National
                                  Bank, Berne (member of the Bank Council).
 Georges Blum                     Director. Vice Chairman of the Board,
  Unigestion Holding              Unigestion Holding. Since 1998, Georges Blum
  Rue de Jargonnant 2             has been a private consultant and member of
  CH-1211 Geneva, Switzerland     the boards of directors for several Swiss
                                  companies. From 1961 till 1998, he was
                                  employed by Swiss Bank Corp. (fka UBS SA) at
                                  Aeschenfilatz, 4052 Basle, Switzerland.
 Reto F. Domeniconi               Director. Reto F. Domeniconi was Chief
  Clos des Mesanges               Financial Officer of the Nestle Group, CH-
  CH-1807 Blonay, Switzerland     1800, Vevey, Switzerland, until his
                                  retirement in 1996. He has served on the
                                  Board of Directors of Sulzer Ltd. since 1994.
                                  In addition, Mr. Domeniconi also serves as
                                  director of, among others, Nestle, Bobst,
                                  Suez Lyonnaise des Eaux, Gucci and Xstrata.
 Jan Kleinewefers, German citizen Director. For the past five years, Jan
  Kleinewefers Beteiligungs-GmbH  Kleinewefers has been the Managing Director
  P.O. Box 200265                 of Kleinewefers Beteiligungs-GmbH.
  DE-7835 Krefeld, Germany

                                   Present Principal Occupation or Employment;
      Name, Citizenship and            Material Positions Held During the
    Current Business Address     Past Five Years and Business Addresses Thereof
    ------------------------     ----------------------------------------------
 Bernard Koechlin                Director. Bernard Koechlin has been the
  Zschokke Holding Ltd.          Honorary Chairman of Zschokke Holding Ltd.
  42, rue du 31 December         beginning in May this year, and served as
  CH-1206 Geneva, Switzerland    Chairman prior to May and since 1988. From
                                 1976 to 1999, he was also the Managing
                                 Director of Zschokke Holding Ltd.
 Erich Muller                    Director. Prior to his retirement in 1998,
  Gotthelfstrasse 68             Erich Muller was the Chief Financial Officer
  CH-8472 Seuzach, Switzerland   of Sulzer Ltd.
 Jacob Schmidheiny               Director. For the past five years, Jacob
  Conzzeta Holding               Schmidheiny has been Chairman and Chief
  Giesshubelstrasse 45           Executive Officer of Conzetta Holding.
  CH-8045 Zurich, Switzerland
 Leonardo E. Vannotti            Director. Prior to his retirement this year,
  Hertensteinstrasse 33          Leonardo E. Vannotti served as the Chairman of
  CH-5408 Ennetbaden,            C. Gavazzi in Steinhauser, Switzerland.
  Switzerland
 Ueli Roost                      Chairman of the Board and Chief Executive
                                 Officer (since February 2000). From July 1998
                                 to December 1999, he was employed at Keramik
                                 Laufen and from 1992 to June 1998, he was
                                 employed at Ceramatec.
 Pierre Borgeaud                 Vice Chairman of the Board. Pierre Borgeaud
                                 has been Chairman of the Board of Sulzer Ltd.
                                 since 1988. From 1981 to 1988, Mr. Borgeaud
                                 served as President of Sulzer's Corporate
                                 Executive Management. He also led the Sulzer
                                 Winterthur Engineering Group and was appointed
                                 Executive Vice President and member of the
                                 Corporate Executive Management in 1975. He
                                 served as Vice President of the Diesel
                                 Department between 1972 and 1975. Mr. Borgeaud
                                 began his career with Sulzer Bros. Ltd in
                                 1959. Mr. Borgeaud also serves as a director
                                 of, among others, Winterthur Insurance
                                 Company, Clariant International Ltd and Buhler
                                 AG.
 Kurt Hagi                       Secretariat General. Kurt Hagi has been
                                 employed by Sulzer Ltd. since 1988.
 Bruno Allmendinger              Head of Finance and Administration. Since
                                 1998, Bruno Allmendinger has been the Chief
                                 Financial Officer of Sulzer Ltd. and between
                                 1995 to 1998, he had served as the Deputy
                                 Chief Financial Officer of Sulzer Ltd.
 Richard Burger                  Head of Corporate Development. Since 1971,
                                 Richard Burger has served in various positions
                                 at Sulzer Ltd.
 Andre P. Buchel                 Member, Corporate Executive Management. Andre
                                 P. Buchel has been President of Sulzer Medica
                                 Ltd., President and Chief Executive Officer of
                                 Sulzer Medica USA Inc. and Executive Vice
                                 President of Sulzer Ltd. since 1990 and, since
                                 July 1997, Chief Executive Officer of Sulzer
                                 Medica Ltd. From 1987 to 1990, Mr. Buchel
                                 served as Vice President of Sulzer
                                 International Group Ltd, where he was
                                 responsible for Sulzer Ltd.'s Asia/Australia
                                 region from 1987 to 1989. He served as
                                 President of Sulzer Inc. from 1980 to 1986.
                                 Mr. Buchel joined Sulzer Bros. Ltd in 1975,
                                 where he served in various positions,
                                 including Head of Sales, Turbo Compressors and
                                 Head of Sales, Gas Turbines for Sulzer Ltd.
 Fred Kindle,                    Member, Corporate Executive Management. Fred
  Liechtenstein citizen          Kindle has been the Chief Executive Officer of
                                 Sulzer Industries since 1999. Between 1992 and
                                 1996, he was the Head of the Department of
                                 Mass Transfer and Head of the Product Division
                                 of Sulzer Chem-tech AG.

   Manually signed facsimiles of the Transfer Agreement, properly completed, will be accepted. The Transfer Agreement and any other required documents should be sent or delivered by each tendering Beneficiary to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                                 CITIBANK, N.A.

           By Mail:                By Overnight Courier:                 By Hand:
        Citibank, N.A.                 Citibank, N.A.                 Citibank, N.A.
         P.O. Box 685             915 Broadway, 5th Floor         Corporate Trust Window
     Old Chelsea Station             New York, NY 10010         111 Wall Street, 5th Floor
      New York, NY 10113                                            New York, NY 10043

                 By Facsimile (For Eligible Institutions Only):
                                 (212) 505-2248

              Confirm Facsimile Transmission (By Telephone Only):
                                 (800) 270-0808

                               Other Information:

   Questions or requests for assistance may be directed to the Information Agent at its respective address and telephone numbers listed below. Additional copies of this Offer to Purchase and the Transfer Agreement may be obtained from the Information Agent.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                  Telephone: (212) 750-5833 or (888) 750-5834